Exhibit 99.1

For Immediate Release

Encore Capital Group Announces Second Quarter 2007 Results

SAN DIEGO, August 8, 2007 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (Nasdaq: ECPG), a leading distressed consumer debt management company, today reported consolidated financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007:

•

Net loss was $0.8 million or $0.04 per fully diluted share, compared to net income of $7.5 million or $0.32 per fully diluted share in the same period of the prior year. The loss includes the one-time impact of a $6.9 million, or $0.30 per fully diluted share, after-tax charge related to the agreement reached with the Company’s previous lender to pay off all future contingent interest.

•

Adjusted EBITDA, defined as net income before interest, taxes, depreciation and amortization, stock-based compensation expense, and portfolio amortization, was $47.1 million, a 10% increase over the $42.8 million in the same period of the prior year.

•	Gross collections were $93.6 million, an 18% increase over the $79.2 million in the same period of the prior year.

•

Revenues from receivable portfolios were $64.0 million, a 7% increase over the $59.6 million in the same period of the prior year. Revenue recognized on receivable portfolios, as a percentage of portfolio collections, was 68%, compared to 75% in the same period of the prior year. The lower revenue recognition rate was attributable to a higher percentage of collections from more recently purchased portfolios that have lower collection multiples assigned to them, as well as a higher level of collections in the second quarter of 2007 than in the same period of the prior year.

•

Revenues from bankruptcy servicing were $3.2 million, compared to $6.2 million in the same period of the prior year. The decrease in revenues from bankruptcy servicing is attributable to the one-time spike in bankruptcy placements leading up to bankruptcy reform in 2005, which were recognized in revenue in the second quarter of 2006. Revenues from bankruptcy servicing for the first quarter of 2007 were also $3.2 million.

•

Operating expense (excluding stock-based compensation expense, bankruptcy servicing operating expenses and the final costs related to the consideration of strategic alternatives) per dollar collected increased to 50.5% compared to 49.5% in the same period of the prior year. This increase was primarily attributable to the increase in legal costs associated with the Company’s newer collection initiatives. Total operating expenses were $52.6 million, a 15% increase over the $45.7 million in the same period of the prior year.

•

Total interest expense was $16.0 million compared to $7.3 million in the same period of the prior year. Approximately $11.7 million of the total interest expense in the second quarter of 2007 is attributable to the agreement reached with the Company’s previous lender to pay off all future contingent interest payments.

Encore Capital Group, Inc.

•

Investments in receivable portfolios were $41.1 million to purchase $1.3 billion in face value of debt, compared to $21.3 million to purchase $594 million in face value of debt in the same period of the prior year.

Conference Call and Webcast

The Company will hold a conference call today at 2:00 PM Pacific time / 5:00 P.M. Eastern time to discuss second quarter results. Members of the public are invited to listen to the live conference call via the Internet.

To hear the presentation, log on at the Investor Relations page of the Company’s web site at www.encorecapitalgroup.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.

Non-GAAP Financial Measures

The Company has included information concerning Adjusted EBITDA because management utilizes this information, which is materially similar to a financial measure contained in covenants used in the Company’s credit agreement, in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. The Company has included information concerning total operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives in order to facilitate a comparison of approximate cash costs to cash collections for the debt purchasing business in the periods presented. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, net income and total operating expenses as indicators of Encore Capital Group’s operating performance. Neither Adjusted EBITDA nor operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives has been prepared in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures, as presented by Encore Capital Group, may not be comparable to similarly titled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to reported earnings under GAAP, and a reconciliation of operating expenses excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives to the GAAP measure total operating expenses in the attached financial tables.

About Encore Capital Group, Inc.

Encore Capital Group, Inc. is a systems-driven purchaser and manager of charged-off consumer receivables portfolios. More information on the company can be found at www.encorecapitalgroup.com.

Encore Capital Group, Inc.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapitalgroup.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapitalgroup.com

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Financial Condition

(In Thousands, Except Par Value Amounts)

	June 30, 2007 (Unaudited)	December 31, 2006 (A)
Assets
Cash and cash equivalents	$4,495	$10,791
Restricted cash	3,942	4,660
Accounts receivable, net	3,768	2,599
Investment in receivable portfolios, net	327,586	300,348
Property and equipment, net	4,954	5,249
Prepaid income tax	8,079	3,727
Purchased servicing asset	528	1,132
Forward flow asset	21,078	27,566
Other assets	25,618	21,903
Goodwill	13,735	13,735
Identifiable intangible assets, net	3,092	3,628

Total assets	$416,875	$395,338

Liabilities and stockholders’ equity
Liabilities:
Accounts payable and accrued liabilities	$18,752	$23,744
Accrued profit sharing arrangement	—	6,869
Deferred tax liabilities, net	12,491	10,667
Deferred revenue	2,636	2,156
Purchased servicing obligation	312	634
Debt	223,009	200,132

Total liabilities	257,200	244,202

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 22,829 shares and 22,781 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	228	228
Additional paid-in capital	69,678	66,532
Accumulated earnings	88,769	83,933
Accumulated other comprehensive income	1,000	443

Total stockholders’ equity	159,675	151,136

Total liabilities and stockholders’ equity	$416,875	$395,338

(A)	Derived from the audited consolidated financial statements as of December 31, 2006.

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Revenue from receivable portfolios, net	$64,021	$59,604	$126,174	$117,178
Servicing fees and other related revenue	3,207	6,329	6,429	9,235

Total revenues	67,228	65,933	132,603	126,413

Operating expenses
Salaries and employee benefits	16,064	16,306	33,250	32,585
Stock-based compensation expense	1,204	1,464	2,005	2,845
Cost of legal collections	21,159	12,944	38,780	24,222
Other operating expenses	6,239	5,655	11,983	12,101
Collection agency commissions	2,867	5,032	6,161	9,645
General and administrative expenses	4,232	3,300	8,503	7,033
Depreciation and amortization	840	968	1,709	1,928

Total operating expenses	52,605	45,669	102,391	90,359

Income before other income (expense) and income taxes	14,623	20,264	30,212	36,054

Other income (expense)
Interest expense	(3,336)	(3,102)	(6,256)	(6,367)
Contingent interest expense	(888)	(4,235)	(4,123)	(8,921)
Pay-off of future contingent interest	(11,733)	—	(11,733)	—
Other (expense) income	(42)	284	74	334

Total other expense	(15,999)	(7,053)	(22,038)	(14,954)

Income before income taxes	(1,376)	13,211	8,174	21,100
Benefit (provision) for income taxes	555	(5,716)	(3,338)	(8,927)

Net (loss) income	$(821)	$7,495	$4,836	$12,173

Basic – (loss) earnings per share computation:
Net (loss) income available to common stockholders	$(821)	$7,495	$4,836	$12,173

Weighted average shares outstanding	22,801	22,776	22,792	22,729

(Loss) earnings per share – Basic	$(0.04)	$0.33	$0.21	$0.54

Diluted – (loss) earnings per share computation:
Net (loss) income available to common stockholders	$(821)	$7,495	$4,836	$12,173

Weighted average shares outstanding	22,803	22,776	22,794	22,729
Incremental shares from assumed conversion of stock options	—	615	594	663

Diluted weighted average shares outstanding	22,803	23,391	23,388	23,392

(Loss) earnings per share – Diluted	$(0.04)	$0.32	$0.21	$0.52

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, In Thousands)

	Six Months Ended June 30,
	2007	2006
Operating activities
Gross collections	$184,152	$166,802
Less:
Amounts collected on behalf of third parties	(266)	(351)
Amounts applied to principal on receivable portfolios	(58,974)	(49,411)
Servicing fees	64	99
Operating expenses	(100,744)	(81,201)
Interest payments	(6,010)	(6,095)
Contingent interest payments	(22,724)	(12,601)
Other income	74	334
Decrease in restricted cash	718	185
Income taxes	(5,362)	(863)
Excess tax benefits from stock-based payment arrangements	(123)	(749)

Net cash (used in) provided by operating activities	(9,195)	16,149

Investing activities
Purchases of receivable portfolios, net of forward flow allocation	(80,035)	(43,842)
Collections applied to principal of receivable portfolios	58,974	49,411
Proceeds from put-backs of receivable portfolios	1,574	1,984
Purchases of property and equipment	(878)	(790)

Net cash (used in) provided by investing activities	(20,365)	6,763

Financing activities
Proceeds from notes payable and other borrowings	27,000	4,500
Repayment of notes payable and other borrowings	(4,000)	(25,134)
Proceeds from exercise of common stock options	263	144
Excess tax benefits from stock-based payment arrangements	123	749
Repayment of capital lease obligations	(122)	(119)

Net cash provided by (used in) financing activities	23,264	(19,860)

Net (decrease) increase in cash	(6,296)	3,052
Cash and cash equivalents, beginning of period	10,791	7,026

Cash and cash equivalents, end of period	$4,495	$10,078

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.

Supplemental Financial Information

Reconciliation of Adjusted EBITDA to GAAP Net (Loss) Income and Operating Expenses, Excluding Stock Option Expense, Bankruptcy Servicing Operating Expenses and Costs Related to the Consideration of Strategic Alternatives to GAAP Total Operating Expenses

(Unaudited, In Thousands)

	Three Months Ended June 30,
	2007	2006
GAAP net (loss) income, as reported	$(821)	$7,495
Interest expense	3,336	3,102
Contingent interest expense	888	4,235
Pay-off of future contingent interest	11,733	—
Provision (benefit) for income taxes	(555)	5,716
Depreciation and amortization	840	968
Amount applied to principal on receivable portfolios	30,498	19,832
Stock-based compensation expense	1,204	1,464

Adjusted EBITDA	$47,123	$42,812

GAAP total operating expenses, as reported	$52,605	$45,669
Stock-based compensation expense	(1,204)	(1,464)
Bankruptcy servicing operating expenses	(4,006)	(4,973)
Costs related to the consideration of strategic alternatives	(97)	—

Operating expenses, excluding stock-based compensation expense, bankruptcy servicing operating expenses and costs related to the consideration of strategic alternatives	$47,298	$39,232

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